SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
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[ ]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                       PINNACLE WEST CAPITAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
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    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                        PINNACLE WEST CAPITAL CORPORATION
                              Post Office Box 52132
                           PHOENIX, ARIZONA 85072-2132

                           NOTICE AND PROXY STATEMENT
                FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                             WEDNESDAY, MAY 17, 2000

To Shareholders:

     The 2000 annual meeting of shareholders of Pinnacle West Capital Corporation will be held at the Wigwam Resort located at 300 Wigwam Boulevard, in Litchfield Park, Arizona at 10:30 a.m. on Wednesday, May 17, 2000 for the following purposes:

     1) To elect four Class III Directors, two Class I Directors, and one Class II Director; and

     2)   To  act  upon  a   shareholder   proposal   requesting   a  report  to
          shareholders; and

     3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Each of the 84,724,390 shares of the Company's common stock outstanding at the close of business on March 17, 2000 entitles the holder to notice of and to vote at this meeting or any adjournment thereof, but shares can be voted at the meeting only if the holder is present or represented by proxy.

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors. So far as management is aware, the matters described in this Proxy Statement will be the only ones to be acted upon at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the proxy committee named in the enclosed proxy will vote on those matters in accordance with its judgment.

     Shareholders may vote in one of three ways:

     * Mark, date, sign and mail promptly the enclosed proxy. A postage-paid envelope is provided for mailing in the United States. OR

     * Vote by telephone. Call toll-free 1-877-289-8962 on a touch-tone telephone and follow the instructions on the enclosed proxy. There is NO CHARGE for the call. OR

     *    Vote   by    Internet    at   the    following    Internet    address:
          www.proxyvoting.com/pnw

     You are entitled to revoke your proxy at any time before it is exercised and vote your shares in person if you attend the meeting.

                                    By order of the Board of Directors

                                    FAYE WIDENMANN
                                    Vice President and Secretary

Approximate date of mailing to shareholders:
April 7, 2000

                         ITEM 1 - ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide for the division of the Board of Directors into three classes of approximately equal size. The term of each directorship is three years and the terms of the three classes are staggered so that only one class is elected by the shareholders annually.

     Four Class III directors are to be elected this year to serve as members of the Board of Directors until the annual meeting of shareholders in 2003 or until their successors are elected and qualified. Mr. Snell has advised the Board that he may retire as a director in February 2001. Two Class I directors are to be elected this year to serve as members of the Board of Directors until the annual meeting of shareholders in 2001 or until their successors are elected and qualified. One Class II director is to be elected this year to serve as a member of the Board of Directors until the annual meeting of shareholders in 2002 or until his successor is elected and qualified. Should one or more of the seven nominees listed below become unavailable to serve prior to the meeting date, the proxy committee will vote the shares it represents for the election of such other persons as the Board may recommend unless the Board reduces the number of directors in the affected class.

     Directors for all three classes are identified on the following pages. Information given for all directors has been furnished by each of them as of March 17, 2000. The term "APS" refers to Arizona Public Service Company, the Company's largest subsidiary.

                                    NOMINEES

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                  NOMINEES FOR ELECTION TO CLASS III DIRECTORS
                     (TERM TO EXPIRE AT 2003 ANNUAL MEETING)

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PAMELA GRANT, 61, has been a director since 1985. She is a civic leader and from
July 1989 through January 1995 was President of TableScapes, Inc. (party supply rentals). Ms. Grant was President and CEO of Goldwaters Department Stores (general mercantile), a division of May Department Stores, from January 1987 to April 1988. Prior to that, she was President, Chairman and CEO of Goldwaters Department Stores, a division of Associated Dry Goods, from November 1978 to January 1987.

MARTHA O. HESSE, 57, has been a director since 1991. She is President of Hesse Gas Company. In 1990, Ms. Hesse served as Senior Vice President of First Chicago Corporation (financial services); and from 1986 to 1989, she was Chairman of the Federal Energy Regulatory Commission. She is also a director of Agra, Inc., Laidlaw Inc., Mutual Trust Life Insurance Company, and APS.

WILLIAM S. JAMIESON, JR., 56, has been a director since 1991. Since January 1999, he has been President of the Institute for Servant Leadership of Asheville, North Carolina. Prior to that, he was Vice President of the Institute of Servant Leadership and an Adjunct Member of the Bishop's staff of the Episcopal Diocese of Arizona. Formerly, he was also the Archdeacon of the Episcopal Diocese of Arizona.

RICHARD SNELL, 69, has been a director since 1985. He has been Chairman of the Board of the Company and Chairman of the Board of APS since February 1990. Until February 1999, he was also Chief Executive Officer of the Company and he was Company President until February 1997. He is also a director of Aztar Corporation and Central Newspapers, Inc.

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                   NOMINEES FOR ELECTION TO CLASS I DIRECTORS
                     (TERM TO EXPIRE AT 2001 ANNUAL MEETING)

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ROBERT G. MATLOCK, 66, has been an independent  management consultant to various governmental agencies involved in developing nuclear energy resources and to utilities operating nuclear facilities since 1984. He is also a director of APS.

KATHRYN L. MUNRO, 51, has been Chairman of BridgeWest L.L.C. (investment company) since February 1999. From 1996 to 1998, Ms. Munro served as CEO of Bank of America's Southwest Banking Group, and was President of Bank of America Arizona from 1994 to 1996. Prior to her Arizona appointment with Bank of America, Ms. Munro served as Executive Vice President and Manager of the Retail Systems and Services Division of Seafirst Bank in Seattle, Washington, since 1993. Ms. Munro is also a director of APS, Central Newspapers, Inc., Flow International Corporation, and Sun Community Bancorp.

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                   NOMINEES FOR ELECTION TO CLASS II DIRECTORS
                     (TERM TO EXPIRE AT 2002 ANNUAL MEETING)

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BRUCE J. NORDSTROM,  50, has been a certified  public  accountant at the firm of
Nordstrom and Associates, P.C., Flagstaff, Arizona, since 1988. He is also a director of APS.

                         DIRECTORS CONTINUING IN OFFICE

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                                CLASS I DIRECTORS
                     (TERM TO EXPIRE AT 2001 ANNUAL MEETING)

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ROY A. HERBERGER, JR., 57, has been a director since 1992. He has been President of Thunderbird, The American Graduate School of International Management, since 1989. Mr. Herberger is also a director of MicroAge, Inc.

HUMBERTO S. LOPEZ, 54, has been a director since May 1995. He is President of HSL Properties (real estate development and investment), Tucson, Arizona. Mr. Lopez is also a director of Bank of Tucson, Sun Community Bancorp and Nevada Community Bancorp.

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                               CLASS II DIRECTORS
                     (TERM TO EXPIRE AT 2002 ANNUAL MEETING)

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EDWARD N. BASHA,  JR., 62, has been a director since 1999. He is Chairman of the
Board of Bashas' supermarket chain and an Arizona civic leader dedicated to multiple community projects. He is also a director of Samaritan Health Services and the Arizona Ecumenical Foundation.

MICHAEL L. GALLAGHER, 55, has been a director since 1999. He is an attorney-at-law and President of Gallagher & Kennedy, P.A., Phoenix, Arizona. Mr. Gallagher is also a director of APS and the Omaha World-Herald Company, and he is a Trustee of the Peter Kiewit Foundation.

WILLIAM J. POST, 49, has been a director since February 1997. He has served as an officer of the Company since 1995 in the following capacities: From August 1999 to present as President and Chief Executive Officer; from February 1999 to August 1999 as CEO; from February 1997 to February 1999 as President; and from June 1995 to February 1997 as Executive Vice President. Mr. Post is also CEO and a director of APS and has held various officer positions at APS since 1982. He is also a director of Blue Cross-Blue Shield of Arizona and Nuclear Electric Insurance, Ltd. (NEIL).

                          CERTAIN SECURITIES OWNERSHIP

     As of March 17, 2000 (except as described in Footnote 4 below), shares of the Company's common stock beneficially owned by the indicated persons or groups were as follows:

                                             SHARES
                                          BENEFICIALLY               PERCENT
                                            OWNED (1)              OF CLASS (2)
                                          ------------             ------------
DIRECTORS AND NOMINEES

Edward N. Basha (3)                             2,225
Michael L. Gallagher (3)                        1,691
Pamela Grant                                   28,300
Roy A. Herberger, Jr. (3)                       6,200
Martha O. Hesse                                17,882
William S. Jamieson, Jr. (3)                    5,615
Humberto S. Lopez (3)                          21,991
Robert G. Matlock (3)                           1,549
Kathryn L. Munro                                  350
Bruce J. Nordstrom                              2,889
William J. Post                               254,753
Richard Snell                                 489,085

OTHER OFFICERS NAMED ON PAGE 11

Jack E. Davis (3)                              89,374
Armando B. Flores (3)                          42,585
James M. Levine                                58,694
William L. Stewart (3)                         85,211

ALL DIRECTORS, NOMINEES AND EXECUTIVE
OFFICERS AS A GROUP (26 PERSONS) (3)        1,439,648                   1.69%

5% BENEFICIAL OWNERS (4)

Capital Research and Management Company     6,400,000                    7.6%
333 South Hope Street
Los Angeles, California 90071

Wellington Management Company, LLP          8,528,338                   10.1%
75 State Street
Boston, Massachusetts 02109

----------
(1) Includes shares which may be acquired by the exercise of stock options within 60 days as follows: 61,500 for Mr. Davis; 21,750 for Mr. Flores; 24,500 for Ms. Grant; 14,000 for Ms. Hesse; 33,000 for Mr. Levine; 217,500 for Mr. Post; 20,000 for Mr. Snell; 45,667 for Mr. Stewart; and 669,895 for all directors and officers as a group. In the case of officers, this also includes shares of restricted stock and vested shares in the Company's employees' savings plan as of February 8, 2000.

(2) Except as otherwise noted, common stock beneficially owned does not exceed one percent (1%) of the outstanding common stock.

(3) Includes in the cases of Mr. Basha, 2,225 shares held in joint tenancy with his wife; Mr. Davis, 13,256 shares held in joint tenancy with his wife; Mr. Flores, 1,568 shares held in joint tenancy with his wife; Mr. Gallagher, 1,691 shares held in joint tenancy with his wife; Mr. Herberger, 3,700 shares held in joint tenancy with his wife; Mr. Jamieson, 2,115 shares held in a family trust in which voting power is shared; Mr. Lopez, 10,491 shares held in a family trust in which voting power is shared; Mr. Matlock, 482 shares held in joint tenancy with his wife; Mr. Stewart, 23,618 shares held in joint tenancy with his wife; and the group, 99,747 shares as to which voting or investment power is shared with others.

(4) Capital Research and Management Company's Schedule 13G filing with the Securities and Exchange Commission as of February 10, 2000, reported sole dispositive power as to 6,400,000 shares. Wellington Management Company's amended Schedule 13G filed with the Securities and Exchange Commission as of February 9, 2000, reported beneficial ownership of 8,528,338 shares with shared voting power as to 3,498,382 shares and shared dispositive power as to 8,528,138 shares. The Company believes these filings reported stock ownership as of December 31, 1999. The Company makes no representations as to the accuracy or completeness of such information.


                          THE BOARD AND ITS COMMITTEES

     The full Board of Directors met 13 times during 1999. No director attended fewer than 75% of the meetings of the full Board and of the committees on which he or she served.

     The Audit Committee of the Board reviews the performance and independence of the Company's independent accounting firm, makes an annual recommendation to the full Board with respect to the appointment of the firm for the following year, approves the scope of the work to be performed, and solicits and reviews the firm's recommendations. The Committee also consults with the Company's internal audit group and periodically reviews the relationship among that group, management of the Company and its subsidiaries, and its independent accountants. The Committee met 3 times in 1999; its members were Ms. Hesse (Chairman), Messrs. Basha, Herberger, Jamieson and Lopez.

     The Human Resources Committee makes recommendations to the full Board with respect to prospective Board members and officers and with respect to executive salaries, bonuses and benefits. (See page 19 for the procedures for proposing nominations to the Board.) The Committee also makes stock option and restricted stock grants, and regularly reviews the Company's policies in all of the foregoing areas. Its report on executive compensation policy follows, and its members are identified at the end of that report. The Committee met 8 times in 1999.

     Outside directors receive an annual retainer consisting of $12,000 cash and 500 shares of Pinnacle West common stock. To receive the 500 shares a director is required to own 500 shares in advance of his or her first year on the board, and that ownership requirement increases by 500 shares annually until it reaches 2,500 shares. Outside directors also receive $900 for each board meeting attended and $700 for each committee meeting attended. The Chairman of the Board also receives a $200,000 annual payment for his responsibilities.

     The Company has a directors' retirement plan which provides, with certain exceptions, to outside directors over the age of 65, upon their retirement from the Board, an annual payment of $12,000. The length of time to which an outside director is entitled to receive this benefit is limited to the number of years he or she served on the Board prior to age 65.

                        HUMAN RESOURCES COMMITTEE REPORT

THE COMMITTEE'S RESPONSIBILITIES

     The Pinnacle West Human Resources Committee, composed solely of outside directors (the "Committee"), is responsible for compensation decisions regarding Pinnacle West executive officers. The APS Human Resources Committee (the "APS Committee") initially is responsible for salary and bonus decisions for Messrs. Davis, Levine and Stewart (who are APS officers). However, the Committee reviews the APS Committee's compensation decisions and is responsible for all stock-based compensation.

BACKGROUND

     The Committee's overall compensation philosophy is to attract, retain, and reward qualified individuals critical to Pinnacle West's success; reinforce Pinnacle West's objectives through the use of performance-based compensation; and promote long-term ownership of Pinnacle West stock to more closely align the interests of Pinnacle West's executive officers with those of its shareholders.

     In general, the Committee concentrates on two main types of compensation. One is annual cash compensation, consisting of salary and bonuses. Bonuses are awarded only when certain performance objectives are met. The second type is long-term equity compensation. This includes stock options and restricted stock. The value of these awards depends on Pinnacle West's performance as reflected in future stock values.

     The objective of the compensation philosophy is to be competitive within a broad industry group. As the utility industry continues to move toward competitive business organizations similar to general industry, the Committee considers blends of both utility and general industry to determine competitive levels of total compensation. Consistent with past practice, during 1999 the Committee met with an outside consultant and reviewed several reports regarding the compensation program for Pinnacle West's and APS' executive officers. The consultant provided the Committee with compensation information for the electric utility and general industry groups, adjusted for size. The Committee formulated its views about the responsibilities, skills, expertise, and performance of Pinnacle West's executive officers, with input from Mr. Post as to performances other than his own, and applied these views to the information provided by the consultant and the APS Committee.

ANNUAL COMPENSATION

BASE SALARIES

     Overall, the base salaries paid to Pinnacle West's executive officers during 1999 were competitive with the median salaries in both the utility and general industry groups.

BONUSES

     The cash bonuses paid to Pinnacle West's executive officers, except Mr. Flores, for 1999 were based on weighted performance objectives the Committee established at the beginning of the year. These were based primarily on 1999 earnings, strategic planning, and matters related to electric utility industry restructuring, in that order of importance. The APS Committee established performance objectives for Mr. Flores, who was an APS officer prior to July 23, 1999, and for other APS officers, including Messrs. Davis, Levine and Stewart, that were based primarily on APS performance and earnings.

     The attainment levels of the several objectives were assessed by each Committee in early 2000 and these assessments were factored into an arithmetical formula that included predetermined percentages of the officers' respective salaries resulting in the respective bonuses. The bonuses approved by the Committee and by the APS Committee were near the maximum level in both the 1999 Pinnacle West plan and the 1999 APS plan.

LONG-TERM COMPENSATION

     The Committee believes that management's performance is ultimately judged by the delivery of rewards to shareholders in the form of share price appreciation and dividends over time. To achieve this, the Committee intends that grants of stock options and restricted stock serve as significant pieces of the total compensation package for officers and key management employees of Pinnacle West and its subsidiaries.

     The Committee believes that senior management of Pinnacle West and its subsidiaries should have a significant, ongoing personal investment in Pinnacle West. To that end, restricted stock grants, besides being compensatory in nature, are used to encourage the attainment and retention of targeted levels of individual stock ownership by conditioning their vesting upon ownership of certain numbers of shares for predetermined periods of time.

     The Committee determines the size of awards in part by assessing competitive grant practices for comparable positions and allocating equity awards based on the executive's contributions to the organization. Value to the executive is determined through the stock option component only when the Pinnacle West stock price appreciates above the price at grant. The total value of restricted stock grants is based on the value of the Pinnacle West stock at the end of the vesting period.

CEO COMPENSATION

     Mr. Snell retired as the Company's CEO on February 5, 1999. The Committee had not increased Mr. Snell's salary of $515,000 since 1991, relying instead on stock options and restricted stock grants.

     Mr.  Post  assumed  the  position  of CEO upon Mr.  Snell's  retirement  in accordance with a transition plan which was outlined for several years. In recognition of Mr. Post's increased responsibility, and with input from Mr. Snell as to Mr. Post's performance, the Committee increased Mr. Post's compensation to $510,000 per year and granted him options to acquire 70,000 shares of the Company's common stock at $41.00 per share. The Committee considered this compensation to be consistent with Mr. Post's accomplishments and the significant increase in his responsibility for the Company's success.

GENERAL

     As Pinnacle West moves forward in its efforts to increase shareholder value in the continuing restructuring of the utility industry, the Committee will continue to review, monitor, and evaluate Pinnacle West's programs for executive compensation. The Committee will, as appropriate, monitor compensation to assure that it effectively supports Pinnacle West's strategy, is competitive in the marketplace to attract, retain, and motivate the talent needed to succeed, and appropriately rewards creation of value for Pinnacle West's shareholders.

TAX CONSIDERATION

     Publicly-traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as "performance-based." While the Committee is biased toward rewarding performance through the bonus and equity participation programs, certain features of these programs do not fit the law's definition of "performance-based," and limited amounts of compensation could therefore not be deductible.

     The foregoing report of the Human Resources Committee is provided by its members: Ms. Grant (Chairman), Ms. Hesse and Messrs. Basha, Jr., Gallagher and Lopez.

                          STOCK PERFORMANCE COMPARISONS

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 was invested on the last trading day in 1994 in Pinnacle West stock and in the market represented by each of two indices (the S&P 500 Index and the Edison Electric Institute Index of Investor-Owned Electrics), and that any dividends were reinvested.

                              [PERFORMANCE GRAPH]

                    12/31/94  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99
                    --------  --------  --------  --------  --------  --------
PNW                    100     152.03    173.67    239.66    246.39    184.44
S&P 500 Index          100     137.45    168.92    225.21    289.43    350.26
EEI Electric Index     100     131.02    132.59    168.88    192.34    156.57

                             EXECUTIVE COMPENSATION

     The following tables on compensation and stock options relate to the five most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries. The tables also contain information on Mr. Snell, who served as the Company's CEO during a portion of 1999.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION
                                           ANNUAL COMPENSATION                AWARDS
                                      -----------------------------    ---------------------
                                                             OTHER
NAME AND                                                     ANNUAL     RESTRICTED
PRINCIPAL                                                    COMPEN-      STOCK                ALL OTHER
POSITION IN 1999              YEAR    SALARY     BONUS       SATION     AWARDS(1)  OPTIONS   COMPENSATION(2)
----------------              ----    ------     -----       ------     ---------  -------   ---------------
Richard Snell (3)             1999   $ 79,231  $      0                $      0          0      $276,541
 CHAIRMAN                     1998    515,000   356,277                       0          0        34,918
                              1997    515,000   406,953                 298,125(1)  20,000        44,866

William J. Post               1999   $502,500  $418,455                $259,921    107,500      $ 26,693
 CEO  AND PRESIDENT OF        1998    450,000   270,000                 186,500     20,000        13,317
 COMPANY AND CEO OF APS       1997    420,834   171,000                 131,175     16,500        11,949

William L. Stewart            1999   $464,000  $290,073(4)             $190,609     17,500      $ 38,088
 PRESIDENT, GENERATION OF     1998    464,000   291,280                 219,137     13,500        13,125
 APS                          1997    432,517   204,512     $35,806(5)  186,825     13,500        10,212

Jack E. Davis                 1999   $310,000  $160,394                $190,609     17,500      $ 21,046
 PRESIDENT, ENERGY            1998    310,000   161,200                 125,888     13,500        11,449
 DELIVERY AND SALES OF APS    1997    268,364   103,230                 107,325     13,500         9,492

James M. Levine               1999   $267,501  $217,002(4)             $ 69,312     10,000      $ 28,948
 EXECUTIVE VICE PRESIDENT,    1998    230,000   170,800                  51,458      5,500        15,438
 GENERATION OF APS            1997    209,167   151,610                  43,725      5,500        10,873

Armando B. Flores             1999   $206,668  $116,014                $ 60,648      8,750      $ 16,723
 EXECUTIVE VICE PRESIDENT,    1998    190,000    98,800                  51,458      5,500        14,319
 CORPORATE BUSINESS SERVICES  1997    173,334    63,270                  43,725      5,500         7,666

----------
(1) The value of the restricted stock is based on the closing price of the Company's common stock on the date the restricted stock was granted. Except as described for Mr. Davis in the following sentence, the restrictions lapse on restricted stock awards upon (i) the passage of three years from date of grant or upon retirement after the age of 60 and (ii) the holding of certain numbers of unrestricted shares for certain periods of time, as determined by the Human Resources Committee at the time of grant. During 1999, Mr. Davis received 2,000 shares of restricted stock that vested upon the date of grant. Any dividends paid on restricted stock will be held by the Company until the restrictions lapse. The number and value (at market) of aggregate restricted shareholdings as of the end of 1999 were: Mr. Post -14,800 shares, $452,325; Mr. Stewart - 15,926 shares, $486,738; Mr. Davis
     - 8,900 shares,  $272,006;  Mr. Levine - 4,200  shares,  $128,363;  and Mr.
     Flores - 3,950 shares, $120,722. The 1997 grant of restricted stock to Mr. Snell fully vested upon his retirement in February 1999.

(2) The figures in this column for 1999 consist of Company matching contributions to the Company's employees' savings plan: Mr. Davis - $4,462, Mr. Flores - $4,550, Mr. Levine - $4,800, Mr. Post - $4,800, Mr. Snell - $0
     and Mr. Stewart - $0; the above-market portion of interest accrued under a deferred compensation plan: Mr. Davis - $16,584, Mr. Flores - $8,486, Mr. Levine - $22,061, Mr. Post - $19,587, Mr. Snell - $24,421, and Mr. Stewart
     - $9,948; life insurance premiums (and gross-up on the premium for Mr. Stewart) paid by the Company for: Mr. Davis - $0, Mr. Flores - $3,687, Mr. Levine - $2,087, Mr. Post - $2,306, Mr. Snell - $3,388, and Mr. Stewart - $28,140; $17,475 (which was deferred) paid to Mr. Snell for service as an APS director; $28,800 paid to Mr. Snell as a Pinnacle West director; $20,156 paid to Mr. Snell for value of stock granted to Mr. Snell as a Pinnacle West director; and $183,333 paid to Mr. Snell for service as Chairman of the Board.

(3) Mr. Snell served as the Company's CEO until his retirement as an employee on February 5, 1999. He remains as Chairman of the Company's board and its principal subsidiaries.

(4) This figure includes a $50,000 incentive payment based upon Palo Verde Nuclear Generating Station's maintenance of specified federal and nuclear oversight program ratings.

(5) This figure represents the reimbursement of taxes on income charged to Mr. Stewart due to the reimbursement of housing expenses.

                              OPTION GRANTS IN 1999

                                PERCENTAGE OF
                    OPTIONS     TOTAL OPTIONS
                    GRANTED    GRANTED TO ALL    EXERCISE             GRANT DATE
                    IN 1999     EMPLOYEES IN      PRICE    EXPIRATION  PRESENT
NAME              (SHARES)(1)       1999       (PER SHARE)    DATE     VALUE(2)
----              -----------  --------------  -----------    ----     --------

Richard Snell             0            0%         N/A         N/A      $      0

William J. Post      37,500         8.18%        $34.66     11/16/09   $260,400
                     70,000        15.27%        $41.00     1/19/09    $516,110

Jack E. Davis        17,500         3.82%        $34.66     11/16/09   $121,520

Armando B. Flores     8,750         1.91%        $34.66     11/16/09   $ 60,760

James M. Levine      10,000         2.18%        $34.66     11/16/09   $ 69,440

William L. Stewart   17,500         3.82%        $34.66     11/16/09   $121,520

----------
(1) Most of these options were granted on November 17, 1999. Most of these grants become exercisable at the rate of one-third of the grant annually. All options not already exercisable will become exercisable if an individual retires on or after the age of 60. No SARs have been granted.

(2) The Black-Scholes option-pricing model was chosen to estimate the present value. The basic assumptions used in the model were expected volatility of 20.5%; risk-free rate of return of 5.68%; dividend yield of 3.33%; and time to exercise of five years.

                  OPTION EXERCISES IN 1999 AND YEAR-END VALUES

                                                    NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                       SHARES                        AT FISCAL YEAR-END           AT FISCAL YEAR-END (2)
                    ACQUIRED ON    VALUE       ------------------------------   ---------------------------
    NAME              EXERCISE   REALIZED (1)  EXERCISABLE      UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
    ----              --------   ------------  -----------      -------------   -----------   -------------
Richard Snell         442,500    $9,966,170      20,000                  0               0         $ 0

William J. Post             0            --      91,166            126,334        $506,520         $ 0

Jack E. Davis               0            --      30,500             31,000        $ 18,735         $ 0

Armando B. Flores           0            --       7,499             14,251               0         $ 0

James M. Levine             0            --      17,499             15,501        $ 18,735         $ 0

William L. Stewart     15,667    $  154,456      14,667             31,000               0         $ 0

----------
(1) Value of options exercised is the market value of the shares on the exercise date minus the exercise price.

(2) The value of unexercised options equals the market value of Pinnacle West common stock on December 31, 1999 ($30.5625 per share) minus the exercise price of options.

                             EXECUTIVE BENEFIT PLANS

     EMPLOYEES' RETIREMENT PLAN AND SUPPLEMENTAL EXCESS BENEFIT RETIREMENT PLAN. The following table illustrates the annual benefits, calculated on a straight-life annuity basis, that would be provided under the Company Employees' Retirement Plan and the Supplemental Excess Benefit Retirement Plan to the Company's officers who retire at age 65 or later at the indicated compensation and years of service levels.

                                        YEARS OF SERVICE
 AVERAGE ANNUAL      -----------------------------------------------------
COMPENSATION (a)       5(b)            10             20             25
----------------     --------       --------       --------       --------
  $  100,000         $ 15,000       $ 30,000       $ 50,000       $ 60,000
     200,000           30,000         60,000        100,000        120,000
     300,000           45,000         90,000        150,000        180,000
     400,000           60,000        120,000        200,000        240,000
     500,000           75,000        150,000        250,000        300,000
     600,000           90,000        180,000        300,000        360,000
     700,000          105,000        210,000        350,000        420,000
     800,000          120,000        240,000        400,000        480,000
     900,000          135,000        270,000        450,000        540,000
   1,000,000          150,000        300,000        500,000        600,000

----------
(a) Compensation under the retirement plan consists solely of base salary up to $160,000 (as adjusted for cost-of-living), including any amounts voluntarily deferred under the Company's 401(k) plan and salary reduction contributions under the Company's flexible benefits plan. The retirement plan does not include amounts voluntarily deferred under other deferred compensation plans, bonuses or incentive pay. The Supplemental Excess Benefit Retirement Plan does include, subject to certain exceptions, these additional components of compensation plus base salary beyond the $160,000 limit.

(b) Although years of service begin accumulating on the date of employment, benefits do not vest until the completion of five years of service.

     The Company's Supplemental Excess Benefit Retirement Plan provides enhanced benefits. Benefits payable under this plan that are in excess of the benefits payable under the Company's retirement plan (as a qualified defined benefit pension plan, the retirement plan is limited pursuant to the Internal Revenue
Code) are payable from the general assets of the Company. The number of credited years of service for each of the individuals named on page 11 and their 1999 remuneration covered by the Company's plans and individual employment agreements are as follows: Mr. Davis - 27 years, $471,200; Mr. Flores - 16 years, $305,468 (see description of Mr. Flores' employment agreement below); Mr. Levine - 10 years, $438,301; Mr. Post, 27 years, $772,500; Mr. Snell - 38 years, $435,508
(see description of Mr. Snell's employment agreement below); and Mr. Stewart - 6 years, $755,280 (see description of Mr. Stewart's employment agreement below). The amounts shown in the table above are not expected to be subject to any reduction or offset for Social Security benefits or other significant amounts.

     EMPLOYMENT AND SEVERANCE ARRANGEMENTS. Mr. Snell and the Company were parties to an employment agreement setting forth the terms of his employment as Chief Executive Officer of the Company. This agreement expired on February 5, 1999, and Mr. Snell's employment has ended, although he remains as Chairman of the Company's Board of Directors. The contract allowed Mr. Snell to participate in the employee benefit plans generally available to Company employees, and in the Company's deferred compensation plan, supplemental excess benefit retirement plan, and stock option plan, and provided him with a supplemental pension under the agreement. For purposes of determining his supplemental pension benefits, Mr. Snell's years of service on February 5, 1990 were assumed to be 29 years, and he was credited with an additional year for each year of employment thereafter. Mr. Snell's credited years of service disclosed above (38) include the 29 years of awarded service.

     As Chairman, Mr. Snell is paid $200,000 annually, on a non-employee basis, for continuing chairman responsibilities. In addition, effective March 1, 1999, Mr. Snell became entitled to a monthly pension from the retirement plan, the supplemental pension plan and his employment contract equal to $39,039. In accordance with his former employment agreement, the Company reimburses Mr. Snell each month for a portion of the cost of his retiree medical coverage and has purchased a $100,000 life insurance policy for Mr. Snell at a cost of $3,388 annually. The Company also reimburses Mr. Snell for any additional taxes he may be required to pay as a result of the Company's payment of a portion of his retiree medical coverage and its purchase of the life insurance policy.

     In December 1999, APS entered into an agreement with Mr. Stewart that amends and supplements certain provisions of Mr. Stewart's prior employment agreement. Mr. Stewart receives 2,000 shares of restricted Company stock annually under his August 1996 agreement. The additional terms of the new agreement provide that Mr. Stewart will continue full-time employment with APS through December 31, 2002, and he was paid a $300,000 signing bonus on January 3, 2000. In addition, APS agreed to provide to Mr. Stewart a line of credit up to $1.2 million, drawable annually in $400,000 increments with interest payable at 7.5%; a deferred payment of $400,000 in each year (2000-02) with interest payable at 9% on the deferred amount; and two additional payments of $400,000, one on January 3, 2003 and the other on January 3, 2004. The agreement further provides that Mr. Stewart's pension benefit will be 80% of his average monthly wage on the date of his retirement. If Mr. Stewart terminates employment for any reason, including death or disability, prior to December 31, 2002, the line of credit, deferred payments and the two additional payments will be forfeited, and the outstanding amounts under the line of credit, if any, will be due and payable within 10 days. In that event, his pension will be calculated in accordance with his prior agreement which provides a supplemental pension benefit calculated by adding a base amount of 20% of his average monthly wage (as determined by the highest 36 consecutive months) and 10% of his average monthly wage for each year of service up to a maximum of 100% of his average monthly wage. See footnote 4 to the Summary Compensation Table on page 11 for information regarding additional incentive payments to Messrs. Stewart and Levine.

     In July 1995, APS entered into an agreement with Mr. Flores crediting him with an additional 8 years of service for purposes of determining the amount of benefits payable under the Company's Supplemental Excess Benefit Retirement Plan. The additional years of service are subject to revocation if Mr. Flores' employment is terminated for cause, as determined in the sole discretion of the APS Board of Directors. Mr. Flores' credited years of service disclosed above
(16) include the 8 additional years.

     The Company has entered into severance agreements, which are identical in content, with each of its executive officers. These agreements are intended to provide stability in key management of the Company in the event of a change in control of the Company. The agreements provide for certain payments if, during the two-year period following a change of control of the Company, the officer's employment is terminated involuntarily by the Company or by the executive for significant and detrimental change in the executive's employment. The termination payment, if required, is an amount equal to three times the sum of the executive's annual salary at termination plus an annual bonus, as determined by an average over the last four years preceding termination. In addition, the executive is entitled to continued medical, dental and group life insurance benefits at a shared cost for three years; the termination is treated as a normal termination under the Company's stock option and benefit plan; and out placement services are provided. If all or part of the total payments would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, the agreement further provides for an additional gross up payment equal to the excise tax imposed on the total payments. "Change of control" includes: (1) An unrelated third party's acquisition of 20% or more of the Company's or APS' voting stock; (2) a merger or consolidation in the case of either the Company or APS combining with any other corporation such that the Company's or APS' outstanding voting stock immediately prior to merger or consolidation represents less than 60% of the voting stock of the Company or APS immediately after the merger or consolidation, but excluding a merger or consolidation effected to implement a recapitalization in which no unrelated third party acquires more than 20% of the voting stock of the Company or APS; (3) the shareholders of either the Company or APS approve a sale, transfer or other disposition of all or substantially all of the assets of the Company or APS to an unrelated third party; or (4) in the case where the composition of either the Board of the Company or of APS changes such that the members of the board of the Company (the "Company Incumbent Board") or of APS (the "APS Incumbent Board"), as of July 31, 1999, no longer comprise at least 2/3 of the Company's or APS' board of directors. For purposes of this latter provision, a person elected to the Company's or APS' board of directors after July 31, 1999, is treated as a member of the Company Incumbent Board or the APS Incumbent Board if his or her nomination or election by shareholders was approved by a 2/3 vote of the members then comprising the Company Incumbent Board or APS Incumbent Board, and it does not include anyone who became a director in an actual or threatened election contest relating to the election of directors. No severance benefits will be payable to an officer whose termination is due to retirement, disability, death, voluntary termination, or for "cause" as defined in the agreements. Each of the agreements terminates on December 31st of each year upon six months' advance notice by the Company to the officer; if the six months' advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.

     Effective January 1, 1992, the Company established a deferred compensation plan for directors and officers of the Company. Effective January 1, 1996, the Company established a revocable trust for the purpose of funding the benefits under the deferred compensation plan and certain other benefits. Upon the occurrence of certain events, which generally include the sale of substantially all of the Company's assets, a merger or consolidation in which the Company is not the surviving entity, certain changes in the composition of the Board of Directors or someone acquiring 20% or more of the Company's voting stock, the trust will become irrevocable and the Company will be required to fully fund the benefits earned under the deferred compensation plan within 60 days after the occurrence of that event.

     Effective January 1, 2000, the change of control definitions in the plan and trust were amended to incorporate the same change of control definition contained in the severance agreements described above.

                          ITEM 2 - SHAREHOLDER PROPOSAL

     The Company has been advised that the Arizona Safe Energy Coalition (owner of record of 59.496 shares), c/o Betty Schroeder, 5349 West Bar X Street, Tucson, Arizona 85713 intends to present the following proposal at the 2000 annual meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The Board opposes this proposal for the reasons stated on pages 17 and 18.

                               SAFE ENERGY REPORT

"Whereas: We believe the economic and environmental interests of stockholders and the public could be improved by Pinnacle West Capital Corporation and Arizona Public Service Company (The Company) more aggressively implementing energy efficiency, renewable energy and end-use planning;

     "Global Warming, acid rain, urban smog, groundwater pollution and nuclear waste will be reduced by the greater use of energy conservation and renewable energy sources;

     "The Kyoto Protocol (reducing greenhouse gases) goals will be more efficiently met through uses of renewable energy and improved energy efficiency;

     "Energy   efficiency  and  some   renewable   energy  sources  are  already
competitively priced, and all are environmentally superior to our present use of coal, oil and nuclear fuels;

     "State and federal incentives exist to aid utilities in transition to this new energy strategy;

     "Present generation at Palo Verde Nuclear Generating Station (PVNGS) utilizes huge quantities of water, both reclaimed sewage (21 billion gallons annually), and ground water (65 million gallons annually), causing concern that sabotage or disruption of reclaimed water could imperil the necessary cooling function, and that ground water aquifers may be lowered or adversely affected over the long term; and

     "We believe the Company needs to have an action plan in place, for replacement power when PVNGS must be decommissioned; also the greater use of energy efficiency and renewable energy sources would be economically advantageous in avoiding costs of building expensive new generating facilities (that result in difficult-to-amortize capital costs, especially in this new competitive climate);

"THEREFORE the shareholders request the Board of Directors of Pinnacle West Capital Corporation and Arizona Public Service Company to prepare a report for shareholders within 6 months, with in-depth discussion of the Company's efforts to expand energy conservation, reduce energy waste, utilize more renewable energy sources, implement least cost energy planning, minimize wasteful uses of water, reduce radioactive waste, reduce carbon emissions and minimize environmental damage in all Company operations."

                              SUPPORTING STATEMENT

     In our opinion, the Company's annual Environment, Health and Safety report gives lip service but no substance to some of the subjects requested above. It is commendable that APS is working on a few solar applications as an alternative to nuclear, coal and oil technologies. Since there is enthusiastic public support for these safer, cleaner technologies (especially in a state gifted with superior sources of sun and wind), we urge the Company to explain how they plan to expand this safe energy approach.

     For Nuclear reactors to mitigate global warming, one reactor would have to go on-line about every three days for the next 40 years, bankrupting our economy (siphoning scarce monies from renewable energy . . . the REAL solution to global warming), and adding huge quantities of lethal radioactive waste to our nation's accumulation, with no safe technology or location for its permanent disposal. In addition, the growing pressures to conserve water in a water-deprived state (and risks of lowering the area aquifer) would call for the common sense decision for early closure of PVNGS.

     We invite your vote FOR this proposal.

                   BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

     The Company and its affiliates actively support environmental stewardship, increased use of renewable energy sources, waste reduction, reduced environmental impact and appropriate environmental planning. Much of the information sought in the proposal for a report is already publicly available in the various annual business reports: e.g., the APS Environmental, Health and Safety Annual Report; Nuclear Regulatory Commission reports and filings; Arizona Corporation Commission reports and filings; and other sources. Production of a report as requested in the proposal would be largely duplicative of information already compiled and made available by the Company and its affiliates.

     Additionally, the Company believes that many of the statements contained in the proponent's proposal are incomplete and, in some cases misleading.

     For reference, the Company notes the following as examples:

     Energy efficiency, renewable energy and end use planning already play a significant role in ongoing operations and future planning.

     In regard to energy conservation, the Company and its affiliates actively promote energy efficient architectural design, encourage consumer conservation through public education and, as to APS, provide rate structures that encourage less use through low-consumption discounts. The Company also has a policy regarding recycling and energy and water conservation in Pinnacle West and APS business operations, and works with suppliers to maximize their use of recycled materials.

     The Company and various of its affiliates are likewise involved in renewable energy sources such as solar and wind. APS Solar Partners is an Arizona Corporation Commission-approved "green pricing" program that gives customers an option to pay a small premium for solar-generated power. APS has nearly 1,500 solar customers served in part by four commercial solar power plants in Flagstaff, Tempe, Scottsdale and Glendale, Arizona. APS plans to add additional solar capacity in 2000. In addition, APS-installed, fully automated solar technology serves some remote Arizona customers who live one-half mile or more away from power lines. APS has studied wind resources and will continue to do so; to date, however, studies fail to support wind resources as a viable economic alternative in the historic territory.

     The Palo Verde Nuclear Generating Station ("Palo Verde") - the largest power producer in America - is the nation's only nuclear generating facility that uses recycled municipal treated effluent for cooling purposes, about 20 billion gallons annually. The plant maintains a supply of treated effluent sufficient for up to two weeks of continued operations should the plant temporarily lose this source; this planning is only one example of APS directly addressing nuclear or industrial safety matters. The approximately 2,000 acre-feet (650 million gallons) of groundwater used annually at Palo Verde for domestic and makeup water is about one-third of the 6,000 acre feet of groundwater that was used annually for irrigation on that property prior to construction of the plant. Water tables in that area actually have risen since construction began in the 1970s.

     In regard to carbon emission reductions, the assertion in the proposal that nuclear generators "would have to go on-line about every three days for the next 40 years" to mitigate global warming is potentially misleading and without known support. The statement ignores the fact that America's fleet of nuclear power stations has already displaced 1.6 BILLION metric tons of carbon since 1973, the equivalent of taking 94 million automobiles permanently off the road. Palo Verde alone displaces more than 30 million tons of carbon dioxide every year, for a total carbon displacement of 279 million tons since commercial operations began in 1986.

     At the same time, Palo Verde has an aggressive radioactive waste reduction program that has received wide industry recognition. Various initiatives have reduced low-level radioactive waste at Palo Verde by more than 90 percent since 1990, to an annual total of about 60 cubic meters.

     To shut down Palo Verde prematurely and replace its 3,810 megawatts of electricity with solar or wind power would require a solar farm covering approximately 38,000 acres, or a wind farm covering more than 322,000 acres. Aside from the size and production cost impracticalities, solar sources provide no electricity at night and wind sources produce power only with sufficient wind speed. Palo Verde's generating capacity alone is twice the total capacity of all solar and wind generating facilities in the U.S. combined.

     In a closing note, it is significant that the Company's Environmental, Health & Safety Annual Report, which contains much of the information presented here, receives annual third-party review and comment by the Coalition for Environmentally Responsible Economies (CERES), an independent non-profit organization whose members include the National Resource Defense Council and other leading environmental groups. Further, in 1994, the Company became the nation's first utility to endorse CERES and adopt its 10-point environmental code of conduct. Perhaps the most significant evidence of this commitment to CERES principles and sound environmental stewardship is the Company's decision - announced in December in conjunction with American Rivers, the Sierra Club and other leading environmental groups - to decommission the Childs-Irving hydroelectric plant in central Arizona and return full water flows to Fossil Creek.

     Because of the largely duplicative nature of the request for an in-depth report on these subjects, and because the proposal is based on a misunderstanding or misinterpretation of certain facts, the Board believes that this shareholder proposal is not in the best interests of its shareholders.

THE BOARD THEREFORE RECOMMENDS A VOTE AGAINST THE ABOVE SHAREHOLDER PROPOSAL.

                                     GENERAL

     BUSINESS RELATIONSHIP. Mr. Gallagher is President of Gallagher & Kennedy, P.A., a law firm which provided legal services to the Company in 1999 and which will provide such services in 2000.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such forms received by it, the Company believes that, except as discussed below, during fiscal year 1999 all filing requirements applicable to directors, officers, and greater than 10% beneficial owners were complied with. A Form 3 was not timely filed (although such Form 3 was subsequently filed) for Edward N. Basha, Jr. and Michael L. Gallagher. Forms 4 and/or 5 were not timely filed (although such Forms were subsequently filed) for Pamela Grant, Roy A. Herberger, Jr., Martha O. Hesse, William S. Jamieson, Jr., and Humberto S. Lopez.

     COST OF SOLICITATION. The cost of the solicitation of proxies, which will be primarily by mail (consenting street name shareholders may be solicited by Internet), will be borne by the Company. The Company has retained Beacon Hill Partners, Inc. to assist in the distribution of proxy solicitation materials and the solicitation of proxies for fees and anticipated expenses of approximately $6,500. Brokerage houses and others will be reimbursed for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

     INDEPENDENT PUBLIC ACCOUNTANTS. It is anticipated that the Company's financial statements as of December 31, 2000 and for the year then ended will be examined by Deloitte & Touche LLP, independent certified public accountants. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     VOTING PROCEDURES. A majority of the outstanding shares entitled to vote in person or by proxy at the meeting will constitute a quorum for the conduct of business. Broker "non-votes" with respect to any matter are not considered shares present and will not affect the outcome of the vote on such matter.

     For the election of directors, the individuals receiving the highest number of votes will be elected. The number of votes to which each shareholder will be entitled is to be determined by multiplying the number of shares of common stock owned as of the March 17, 2000 record date by the number of directors to be elected, and any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees.

     In voting on the shareholder proposal each shareholder will be entitled to cast a number of votes equal to the number of shares of common stock owned by such shareholder as of the record date. Approval of the shareholder proposal will require the affirmative vote of a majority of the shares present at the meeting.

     NOMINATIONS TO THE BOARD. A shareholder wishing to propose the nomination of an individual for election to the Company's Board of Directors must submit his or her recommendation to the Company in writing, and in accordance with the applicable provisions of the Company's Articles of Incorporation and Bylaws, so as to be received by the Office of the Secretary no later than November 20, 2000. Copies of the Company's Articles of Incorporation and Bylaws are available upon written request delivered to the Office of the Secretary. The Company suggests that proponents submit their proposals to the Office of the Secretary by Certified Mail -- Return Receipt Requested.

     SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING. In order to be considered for inclusion in the proxy statement and form of proxy relating to the 2001 annual meeting of the Company's shareholders, a proposal intended by a shareholder for presentation at that meeting must be submitted in accordance with the applicable rules of the Securities and Exchange Commission and received by the Company at its principal executive offices on or before December 8, 2000. Proposals to be presented at the annual meeting which are not intended for inclusion in the proxy statement and form of proxy must be submitted by the close of business on February 16, 2001, but not earlier than January 17, 2001, in accordance with the applicable provisions of the Company's Bylaws, a copy of which is available upon written request delivered to the Office of the Secretary. The Company suggests that proponents submit their proposals to the Office of the Secretary by Certified Mail -- Return Receipt Requested.

                              [PINNACLE WEST LOGO]

April 7, 2000

Dear Shareholders:

The 2000 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at The Wigwam Resort, 300 Wigwam Boulevard, Litchfield Park, Arizona on May 17, 2000 at 10:30 a.m. Mountain Standard Time. At the meeting, shareholders will be asked to elect two Class I Directors to serve until the 2001 Annual Meeting, one Class II Director to serve until the 2002 Annual Meeting and four Class III Directors to serve until the 2003 Annual Meeting and to vote on one shareholder proposal.

Your vote is important and this year you may choose to vote your proxy in one of three ways -- by returning the enclosed proxy card, by accessing the internet or by calling a toll-free telephone number. The reverse side of this letter provides the information for all three voting options.

We encourage you to attend the meeting and have provided this map for your reference.

[GRAPHIC OF MAP TO THE WIGWAM RESORT]

In accordance with Item 304 of Regulation S-T of the Securities Exchange Act of 1934, the map contained in this Proxy is a map of the Phoenix area indicating directions to the Wigwam Resort, which is located on Wigwam Boulevard, north of the I-10 Freeway and South of West Camelback Road, between North Litchfield Road and North Dysart Road.

Sincerely,

Faye Widenmann
Vice President and Secretary

--------------------------------------------------------------------------------

PROXY FORM               Pinnacle West Capital Corporation            PROXY FORM

--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 17, 2000.

The undersigned hereby appoints Richard Snell and Faye Widenmann, individually and together, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation, to be held May 17, 2000, at ten-thirty a.m., Mountain Standard Time, and at any adjournment thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

Voting with respect to the election of Directors may be indicated on the reverse of this card. Nominees for Director are: Class I - Robert G. Matlock and Kathryn
L. Munro; Class II - Bruce J. Nordstrom; Class III - Pamela Grant, Martha O. Hesse, William S. Jamieson, Jr., and Richard Snell.

  THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE. IF NO SPECIFICATION
        IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS
                     AND AGAINST THE SHAREHOLDER PROPOSAL.

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND AGAINST PROPOSAL 2.

--------------------------------------------------------------------------------

1. Election of Directors
   FOR ALL EXCEPT ______________________________

   FOR [ ]          WITHHOLD [ ]

   Nominees:

   Class I                         Class II                      Class III
   -------                         --------                      ---------
   01. Matlock                     03. Nordstrom                 04. Grant
   02. Munro                                                     05. Hesse
                                                                 06. Jamieson
                                                                 07. Snell

2. A Shareholder proposal requesting a report to shareholders

   FOR [ ]          AGAINST [ ]         ABSTAIN [ ]

   -----------------------------------------------------------------------------
               Signature                                    Date


   -----------------------------------------------------------------------------
               Signature                                    Date

All owners should sign as their name appears at left. Fiduciaries, trustees, corporate officers should indicate title and authority.

Check if:

[ ] You wish to discontinue receiving the annual report for this account

[ ] You consent to viewing the Annual Report and Proxy materials via the Internet instead of receiving them in the mail in the future.

================================================================================
                    Fold and detach here to mail proxy card

--------------------------------------------------------------------------------

                         VOTE BY TELEPHONE OR INTERNET
                     QUICK           EASY         IMMEDIATE

--------------------------------------------------------------------------------

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: Call toll-free ANYTIME from a touch-tone telephone.

     -- You will be asked to enter the CONTROL NUMBER located in the box at the lower right of this form.

     -- Follow the directions for voting:
        To vote  as the Board  of Directors  recommends on  ALL proposals, press
        "1".
        If you choose to vote on each item separately, press "0" and follow the recorded instructions.

VOTE BY INTERNET: The Web address is www.proxyvoting.com/pnw.

VOTE BY MAIL: If you do not have access to a touch-tone telephone or the Internet, please complete and return the proxy card in the enclosed envelope.

         If you vote by phone or Internet, DO NOT mail the proxy card.
                             Thank you for voting.

Call Toll-Free on a Touch-Tone Telephone or Go to: www.proxyvoting.com/pnw

1-877-289-8962 ANYTIME                                 -------------------------
There is NO CHARGE to you for this call.                    CONTROL NUMBER
                                                            FOR TELEPHONE/
                                                           INTERNET VOTING
                                                       -------------------------